Exhibit 10.23

ASSIGNMENT AND AGREEMENT

      This is an Assignment and Agreement, dated this 19th day of August 2002, by and between Thomas H. Hebert of 1340 Eastwood Drive, Lutz, Florida 33549 (hereinafter “Assignor) and Global Energy Group, Inc., a State of Florida corporation, having its mailing address at 2346 Success Drive, Odessa, Florida 33556 (hereinafter “Assignee”).

ARTICLE I — DEFINITIONS

1.1	“Assigned Product” shall mean the Solar-Based Power Generating System and Method Therefor as disclosed and claimed in the United States Patent Application dated March 8, 2001 and any improvements thereon that are dominated by U.S. Patent Application Number 10/094,155.

1.2	“Assignor Patent Rights” shall mean U.S. Patent Application Number l0/094,l55 or any additional patent applications filed on any improvements of the Assigned Product, all U.S. patents issuing thereon, and any corresponding foreign patents and patent applications throughout the world which lay claim convention priority upon, or is dominated by, such United States patent or patent application.

1.3	“Licensee” shall mean any entity, whether a partnership, firm, company, corporation or otherwise to which Assignee grants a license under Assignor’s Patent Rights.

1.4	“Valid Claim” shall mean any claim in any patent application that is allowed, resulting in an issuance of a United States Letters of Patent or any patent not yet expired included in the Assignor Patent Rights in the respective countries which has not been denied, nor invalidated by a decree of a Tribunal of competent jurisdiction, from which no further appeal is available.

1.5	“Commercially Exploited” shall mean the use, sale, lease or other activity serving to generate income on the Assigned Product.

1.6	“Gross Sales Price” shall mean the gross selling price received by Assignee and its Licensees of the Assigned Product, F.O.B. factory, without any deductions for cash discounts, including retail, wholesale and direct sales by mail order. When an Assigned Product is included as part of an Assignee Product containing, incorporating or including products and materials other than Assigned Products, any royalty or other amount payable under this Assignment and Agreement shall be payable only with respect to the portion of the Gross Sales Price for such Assignee Product allocable to the included Assigned Product(s). The Gross Sales Price allocable to such included Assigned Product(s) shall be the cost of such Assigned Product(s) increased by the markup on the entire Assignee Product. Example: Assignee sells a 10-ton package rooftop unit containing an Assigned Product for $5,000. The cost of the entire package is $3,846, meaning that the package is sold with a 30% markup. The aggregate cost of the Assigned Product(s) included in the system is $540. Accordingly, the “Gross Sales Price” of such Assigned Product(s) in this example would be $702. For the purposes of this paragraph, (i) “Assignee Product” means and includes any item, products, systems and/or package, and/or any collection or aggregation of items, products, system, and/or packages, marketed and either licensed or sold by Assignee, (ii) any reference to the “cost” of an Assignee Product or any element, component, part or portion of an Assignee Product means the cost thereof to Assignee (or other person selling such Assignee Product) as reflected on the books and records of the seller, and (iii) any reference to the “markup” on, of or with respect to any Assignee Product means the excess, if any, of the gross selling price of such Assignee Product over the cost thereof, divided by such cost, expressed as a percentage. With respect to any Assigned Product or Assignee Product sold by any Licensee, royalties and other amounts are payable under this Assignment and Agreement only with respect to the amounts received by the Licensee.

ARTICLE II — ASSIGNMENT OF RIGHTS

2.1	Assignor hereby assigns to Assignee all of the Assignor Patent Rights throughout the world.

2.2	The assignment granted under Paragraph 2.1 of this Article II includes the right to grant licenses to import, make, have made, use and sell the Assigned Product throughout the world. Assignee shall give written notice to Assignor with respect to each license granted by the Assignee.

2.3	The assignment of rights hereunder is limited to those rights included in Assignor Patent Rights.

ARTICLE III — ROYALTY

3.1	In consideration of the Assignment of Paragraph 2.1 of Article II, Assignee shall pay Assignor, royalties as set forth in Paragraph 3.2 of this Article III.

3.2	Assignee agrees to pay Assignor an accrued royalty in the amount of three percent (3%) of the Gross Sales Price for each product manufactured, distributed, sold, etc. that is covered by/under, or becomes covered by a Letters of Patent, derived or accomplished by the Patent Application set forth in Paragraph 1.1 of Article I. To the extent Assignee grants a license to a third party under Assignor Patent Rights and receives royalties or other remuneration therefor, then Assignee agrees to pay Assignor three percent (3%) of such royalties and/or license fees.

3.3	No royalty shall be paid twice on the same Assigned Product and any customer or Assignee or its Licensees is entitled to resale or export the Assigned Product anywhere in the world without the payment of additional royalties.

3.4	Royalties will accrue on each product manufactured, distributed, or sold that is covered by/under a Patent Pending Application. Royalties will not be paid or disbursed until such time as the actual Patent has issued. In the event that a Patent

Application is; a) abandoned, b) allowed no claims, c) rejected, or d) determined to be without the ability to file arguments that would result in Valid Claims, then no royalty would be paid, and all royalties accrued would revert to Assignee. In the event a Patent Application results in an issuance of a United States Letter of Patents, then all accrued royalties will be dispersed in accordance with Paragraphs 6.1 and 6.2 of Article VI.

3.5	Minimum Annual Royalties are as follows:

Until April 1, 2004 the royalty rate shall be 0%. and the minimum annual royalty shall be $0, and no royalty or other payment shall be due and payable until April 1, 2004.

After April 1, 2004 the minimum annual royalties shall be:

Upon and from the date of Patent Issuance—

Year One -	0
Year Two -	0
Year Three -	$10,000.00
Year Four -	$25,000.00
Year Five -	$40,000.00
Year Six -	$60,000.00
Year Seven -	$75,000.00

Every Year Thereafter Until the Expiration of the Letters of Patent — $100,000.00

ARTICLE IV — COMMERCIAL EXPLOITATION AND
PATENT PROSECUTION

4.1	Assignee shall use reasonable efforts to COMMERCIALLY EXPLOIT the Assigned Product.

4.2	Assignee shall have control of the preparation and prosecution of all pending patent applications, in respect to the aforementioned patents as covered in the Assigned Product and any pending patent applications, in respect to the aforementioned patent application as covered in the Assigned Product, included within Assignor Patent Rights.

4.3	Assignee shall pay for the expenses and costs relating to such preparation and prosecution of those applications contemplated by Paragraph 4.2 of the Article IV.

4.4	Assignee shall pay for any taxes, annuities, maintenance fees, renewal and extension charges, and other out-of-pocket expenses, and related legal fees, in connection with any patent or patent applications included within the Assignor’s Patent Rights.

4.5	Should Assignee decided, in its sole and absolute discretion, to abandon any pending patent application or to stop paying for the expenses and costs contemplated by Paragraphs 4.3 and 4.4, Assignee shall so notify Assignor to allow Assignor the opportunity to assume prosecution of the pending patent application and to begin paying for all of the expenses and costs.

ARTICLE V — RECORDS

5.1	Assignee shall submit or cause to be submitted to Assignor within one month following each semi-annual period (six months) a report setting forth (1) the number and (2) the Gross Sales Price of the Assigned Product, which Assignee has Commercially Exploited and (3) the amount of licensing royalties and remuneration received during that semi-annual period and which have not been previously reported.

5.2	Assignee agrees to keep books and records of account pertaining to Paragraph 5.1 of this Article V in such a manner as to permit the correctness and accuracy of any of the reports rendered in compliance with Paragraph 5.1 of this Article V to be ascertained. Assignee shall permit so much of the books and records thereof as pertain to the subject matter of this Assignment and Agreement to be confidentially inspected by a certified public accountant or Assignor’s designate, during ordinary business hours, but not more than once each semi-annual period, to confirm the correctness and accuracy of the reports rendered under Paragraph 5.1 of this Article V.

ARTICLE VI — PAYMENTS

6.1	Assignee agrees to pay the amounts contemplated by Paragraph 3.2 of Article III, semi-annually on a calendar basis and, within one month following each semiannual calendar period and shall tender such payments to Assignor concurrently with the reports contemplated by Paragraph 5.1 of Article V.

6.2	Assignee agrees to pay the amounts contemplated by Article III at Assignor address listed hereinabove, or at such other places as Assignor may specify from tine to time, in United States dollars and through a United States bank designed by Assignor.

ARTICLE VII — VALIDITY AND INFRINGEMENT

7.1	In the event that a Valid Claim of the patent included in Assignor Patent Rights is finally held to be invalid or limited in scope by a court of competent jurisdiction from which appeal can no longer be taken, Assignee from the date of entry of the decision of such Court, shall be permanently relieved to the extent of such holding of invalidity or limitation of scope as to the obligation to pay accrued royalties on the Assigned Product in accordance with Paragraph 3.2 of Article III, provided that such Assigned Product is not covered by another Valid Claim on one or more patents coming with Assignor Patent Rights assigned hereunder which have not been held to be invalid or limited in scope as provided herein.

7.2	In the event Assignor and Assignee agree that a particular Assigned Product or the use thereof does not infringe a particular Valid Claim of any patent included in Assignor Patent Rights, Assignee shall thereafter be permanently relieved, with respect to any Assigned Product or use thereof which is the same as the Assigned Product or use thereof, agreed not to be infringed from the Assigned Product, the obligation of making further payments to Assignor which might otherwise be due under Paragraph 3.2 of Article III, such relief to be effective as of the date of entry, of such date, of such agreement; provided however, that the Assigned Product is not covered by another Valid Claim of one or more patents within Assignor Patent Rights which have not been held or agreed not to be infringed as provided, herein.

7.3	Assignee may, in its own name, bring or prosecute infringement suits against others who are infringing the patents within Assignor Patent Rights and shall be entitled to all recovery therefrom. Assignee shall have the full and sole right to control such or other proposed litigation and may discontinue any such suit or proposed litigation at any time upon giving thirty (30) days written notice of its intent to do so, to Assignor. Assignor may at their option, thereafter elect to continue such suit or other litigation at its own expense as evidenced by written notice to Assignee, and in such event, Assignor shall be entitled to all recovery therefrom, but shall keep Assignee fully advised of the progress of such continued suit or other litigation.

7.4	It is mutually agreed between the parties nothing herein contained shall be construed to require either party to expend money in litigation or in the enforcing of Assignor Patent Rights unless it so elects and in the event a party proceeds with litigation in the name of the other party any cause in which such other party is not voluntarily a party, as evidenced by written notice, such party shall and agrees to hold harmless the other party from any and all liabilities arising thereunder, including, but not limited to, attorneys fees, court costs, and damages arising out of counterclaims, cross claims and the like.

7.5	Assignor represents that he is unaware of any rights of others which would be infringed by the Commercial Exploitation of the Assigned Product.

ARTICLE VIII — TERM

8.1	This Assignment and Agreement shall become effective upon mutual execution hereof and shall continue in effect until the expiration of the last to expire of the patent in Assignor Patent Rights coming hereunder.

8.2	If Assignee shall have failed in the performance of any of its covenants under this Assignment and Agreement, including payment of royalties contemplated by Paragraph 3.2 of Article III, Assignor may terminate this Assignment and Agreement provided (a) Assignor provides Assignee written notice listing the specific failure of performance, (b) Assignee fails to cure such failure of performance within forty-five (45) days following its receipt of such notice, and

(c) the default is in fact existing. Should a dispute arise over whether the default is in fact existing, Assignee may institute arbitration proceedings contemplated by Paragraph 11.3 of Article XI within the forty-five (45) day cure period whereupon termination shall be held in abeyance pending a decision of the arbitrator(s).

8.3	Assignee may terminate this Assignment and Agreement at any time, provided however, a forty-five (45) day written notice of Assignee’s intent to terminate this Assignment and Agreement is tendered to Assignor at the address contained herein.

8.4	Termination of this Assignment and Agreement shall not relieve either party of its obligations incurred up to the date of termination.

8.5	Upon termination, the rights listed in Assignor Patent Rights transferred hereunder shall revert to Assignor.

ARTICLE IX — MARKING

9.1	Assignee agrees that each and every Assigned Patent commercially exploited by it hereunder covered by Assignor Patent Rights shall be marked with the statutory patent marking, or if it is not practical to mark the Assigned Product, to mark the container in which they are commercially exploited. Assignee further agrees to secure similar commitments from its Licensees.

ARTICLE X — NOTICE

10.1	Any notice or communication required or permitted hereunder shall be deemed to be duly given when sent by certified mail, return receipt requested, to the last known address of the other party.

10.2	Until otherwise notified in writing, the addresses of the parties hereto for purposes of such notice or communications are as set forth on page one of this Assignment and Agreement.

ARTICLE XI — MISCELLANEOUS

11.1	This Assignment and Agreement shall enure to the benefit of and be binding upon Assignee and may be transferred to or assigned by Assignee without the written consent of Assignor.

11.2	If at any time either party hereto shall elect not to assert its rights under any provision of this Agreement and Assignment in the event of breach of said provision by the other party, its action or lack of action in that respect shall not be construed as its continuing waiver of its rights under such provision or under any other provision of this Assignment and Agreement.

11.3	This Assignment and Agreement shall be construed under and in accordance with the laws of the State of Florida. Any controversy or claim arising out of this

Assignment and Agreement or a breach or alleged breach thereof shall be settled by (a) arbitration in accordance with the rules of the American Arbitration Association (“AAA”), such arbitration to take place in Tampa, Florida, and any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, or (b) a mutually agreed upon, licensed, State of Florida certified attorney, who will sit as the designated arbitrator and any judgment or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party agrees that any action or proceeding that may be brought in connection with this Assignment and Agreement must be brought against each party in the Federal Court of the Middle District of Florida in Tampa and each party hereto hereby consents and shall not oppose for any reason such jurisdiction and venue.

11.4	In the event any Article or part thereof contained in this Assignment and Agreement is declared invalid or unenforceable by final judgment or decree of the arbitrators or by a court of competent jurisdiction from which no appeal is taken, all other Articles and parts thereof contained in this Agreement and Assignment shall remain in full force and effect and shall not be affected thereby.

11.5	This Assignment and Agreement shall supercede all prior written and oral agreement between the parties. No changes, modifications, or amendments shall be effective unless in writing and executed by both parties hereof with the same formality as this Assignment and Agreement.

Thomas H. Hebert

I, Thomas H. Hebert, have executed this document by my own free will for the purposes set forth herein.

/s/ Thomas H. Hebert	8/20/02

Thomas H. Hebert	Date

      I, Peter E. Toomey have personally witnessed Mr. Thomas H. Hebert having executed this document.

/s/ Peter E. Toomey	8/20/02

Witness	Date

Global Energy Group, Inc.

I/We, representing Global Energy Group, Inc., have executed this document by my/our own free will for the purposes set forth herein.

Aug. 21, 2002

Global Energy Group, Inc.	Date

By:	/s/ Joseph H. Richardson
Joseph H. Richardson
Its:	President and Chief Executive Officer

I, Peter E. Toomey, have personally witnessed Mr. Joseph H. Richardson having executed this document.

/s/ Peter E. Toomey	Aug. 21, 2002

Witness	Date